Exhibit 99.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 12, 2010

DONALD YONCE 2007 TRUST

/S/ DONALD C. YONCE
Name:	Donald C. Yonce
Title:	Trustee

ATLANTIS SOLARWINDS, LP

By:	Atlantis SolarWinds, LLC, its general partner
By:	Donald Yonce family Trust, its sole member

/S/ DONALD C. YONCE
Name:	Donald C. Yonce
Title:	Trustee